(H00000004411   5)

                            ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                             IRT Industries, Inc.


On January 14, 2000, the Board of Directors of IRT Industries, Inc. passed a resolution, wherein it recommended to the Shareholders of the Corporation that Article I of the Articles of Incorporation be amended, and thereafter the Shareholders, on January 21, 2000, approved said Amendment. The corporation is filing these articles of amendment to articles of incorporation pursuant to F.S. 607.1006.

1.	The name of the corporation is IRT Industries, INC.

2. Article I of the articles of incorporation of IRT Industries, INC. was amended as follows:


                              ARTICLE I. Name

The name of this corporation is:

                               Xpedian, Inc.

3. The foregoing amendment to articles of incorporation was duly adopted by the SHAREHOLDERS on January 21, 2000 and the number of votes cast for the amendment was sufficient for approval.

        In witness whereof, the undersigned Chairman of this corporation has executed these articles of amendment on January 27, 2000.

                                           IRT Industries, Inc.
                                           Dale Chapman

                                           /s/Dale Chapman
                                           President and CEO
Prepared By:
L. Van Stillman, Esq.
1177 George Bush Blvd.
Delray Beach, FL 33483
(561) 330-9903
Fla. Bar Number: 165520                                      (H00000004411 5)